PROSPECTUS SUPPLEMENT                           EXHIBIT 99.1
(To Prospectus dated February 17, 2006)         REGISTRATION NO. 333-36490


                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                        1,000,000,000 Depositary Receipts
                           Utilities HOLDRS (SM) Trust


     This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Utilities HOLDERS" section of the base prospectus shall be replaced with the following:

                                                                   Share         Primary
Name of Company                                     Ticker        Amounts    Trading Market
---------------------------------------------       ------        -------    --------------
American Electric Power Company, Inc.                AEP            14            NYSE
Centerpoint Energy, Inc.                             CNP            13            NYSE
Consolidated Edison, Inc.                             ED             9            NYSE
Dominion Resources, Inc.                              D             11            NYSE
Duke Energy Corporation (New Holding Company)(1)     DUK            30            NYSE
Dynegy, Inc.                                         DYN            12            NYSE
Edison International                                 EIX            15            NYSE
El Paso Corporation                                   EP            10            NYSE
Entergy Corporation                                  ETR            10            NYSE
Exelon Corporation                                   EXC            30            NYSE
FirstEnergy Corporation                               FE            10            NYSE
FPL Group, Inc.                                      FPL            16            NYSE
PG&E Corporation                                     PCG            17            NYSE
Progress Energy, Inc.                                PGN             7            NYSE
Public Service Enterprise Group Incorporated         PEG            10            NYSE
Reliant Energy, Inc.                                 RRI         10.251839        NYSE
The Southern Company                                  SO            29            NYSE
Texas Utilities Company                              TXU            24            NYSE
The Williams Companies, Inc.                         WMB            20            NYSE

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(1)   Initially, notice was provided that, as a result of the spin-off of
Spectra Energy Corp. (NYSE ticker "SE") from Duke Energy Corporation Holding Company (NYSE ticker "DUK"), an underlying component of the Utilities HOLDRS Trust, Spectra Energy Corp. would be added as an underlying security of the Utilities HOLDRS Trust, pending verification that Spectra Energy Corp. has a Standard & Poor's Global Industry Classification Standard sector that is the same as the Standard & Poor's Global Industry Classification Standard sector represented in the Utilities HOLDRS Trust. Pursuant to revised notice, Spectra Energy Corp. was not added as an underlying security of the Utilities HOLDRS. For the 30 shares of Duke Energy Corporation Holding Company per 100 share round lot of Utilities HOLDRS, The Bank of New York received 15 shares of Spectra Energy Corp. and distributed 0.15 shares per depository share of Utilities HOLDRS on January 18, 2007.

      The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2006.